10753 Macatawa Drive Holland, Michigan 49424
NEWS RELEASE
NASDAQ STOCK MARKET FOR RELEASE: DATE:	MCBC Immediate October 25, 2012

Macatawa Bank Corporation Reports Third Quarter Results

Holland, Michigan, October 25, 2012 – Macatawa Bank Corporation (Nasdaq: MCBC) today announced its results for the third quarter of 2012, continuing its trend of improvement in key operating metrics and financial performance.

●	Earnings increased to $6.6 million in the third quarter of 2012 versus $1.1 million in the third quarter of 2011
●	Solid operational results bolstered by a one-time loan prepayment fee and negative provision for loan losses
●	Negative provision for loan losses from continued improvement in loan portfolio quality
• Total loan delinquencies decreased again, now at 0.56% of total loans – well below industry averages
• Net loan recoveries for the third quarter and first nine months while the industry has generally experienced net charge-offs
• Nonperforming loans decreased by 8% during the third quarter and reached their lowest level since the first quarter of 2007
●	Strong retail banking results – growth in core deposits and high mortgage loan origination volumes
●
Risk-based regulatory capital ratios at their highest levels in the Company’s history and comfortably above the minimums to be categorized as “well capitalized” under applicable regulatory capital guidelines

●	Significant reduction in costs associated with nonperforming assets – down 46% from the previous quarter and 62% from the third quarter of last year

Macatawa reported net income available to common shares of $6.6 million, or $0.24 per diluted share, in the third quarter of 2012 compared to net income available to common shares of $1.1 million, or $0.04 per diluted share, for the third quarter of 2011.   For the first nine months of 2012, the Company reported net income available to common shares of $14.3 million, or $0.53 per diluted share, compared to net income available to common shares of $4.7 million, or $0.22 per diluted share, for the same period in 2011.

“The Company’s results for the third quarter and first nine months of 2012 reflected solid operational performance that was enhanced by favorable one-time events,” said Richard L. Postma, Chairman of the Board of the Company.  “Large loan recoveries in the first quarter, further loan recoveries in the third quarter, and a large loan prepayment fee in the third quarter have all bolstered our underlying results.  Apart from these favorable one-time events, our underlying operating performance continued to strengthen.  Our retail banking efforts resulted in growth in core deposits of $9 million for the third quarter and $29 million for the first nine months of 2012, and resulted in strong mortgage origination volumes which ultimately produced high gains on sales of loans for the same periods.  We have also seen significant improvement in the level of costs associated with nonperforming assets, primarily other real estate owned.  These costs were $1.7 million for the third quarter of 2012, a decrease from $4.5 million in the third quarter of 2011.”

Mr. Postma further stated: “Our capital ratio levels at September 30, 2012 were at the highest levels in Company history.  Building a strong capital position has been crucial to creating a sense of confidence in the Company for the communities we serve.  We believe our strong capital position has contributed to the customer deposit growth we have experienced through our retail branch network and with our commercial and institutional customers.”

Macatawa Bank Corporation 3Q Results / page 2 of 4

Mr. Postma concluded: “While our operating performance has been solidifying, it remains inconsistent.  We had a total of $57.8 million in other real estate owned at the end of the most recent quarter.  This portfolio creates volatility in our quarterly results.  As mentioned in previous quarters, reducing this total to an acceptable level will remain an important focus so that we will be even better positioned to produce consistent core earnings.”

Operating Results

Net interest income for the third quarter 2012 totaled $13.9 million, an increase of $2.6 million from the second quarter 2012 and an increase of $2.4 million from the third quarter 2011, due primarily to our collection of a $2.8 million prepayment fee on a $15 million loan that paid off early.  Net interest margin was 4.02 percent, up 70 basis points from the second quarter 2012, and up 77 basis points from 3.25 percent for the third quarter 2011.  The margin increases over the prior periods were primarily due to the one-time prepayment fee.

Average interest earning assets for the third quarter 2012 increased $11.1 million from the second quarter 2012 and were down $21.1 million from the third quarter 2011.  The increase from the second quarter 2012 reflected the positive impact of our investment portfolio building strategy.  The decrease from 2011 reflected the Bank’s continued focus on reduction in credit exposure within certain segments of its loan portfolio.

Non-interest income increased $106,000 in the third quarter 2012 compared to the second quarter 2012 and $179,000 from the third quarter 2011, primarily as a result of increased gains on sales of mortgage loans due to higher origination volume.

Non-interest expense was $12.4 million for the third quarter 2012, compared to $13.9 million for the second quarter 2012 and $15.6 million for the third quarter 2011.  The largest fluctuations in non-interest expense related to costs associated with the administration and disposition of problem loans and non-performing assets, which decreased $1.5 million compared to the second quarter 2012 and were down $2.8 million compared to the third quarter 2011. FDIC insurance assessments declined $338,000 compared to the third quarter 2011 due to the reduction in total assets of the Bank, changes to the FDIC assessment methodology and the termination of the Consent Order effective March 2, 2012.  Also, other non-interest expense for the third quarter 2012 included a one-time prepayment penalty of $322,000 paid to the FHLB related to the early payoff of $20 million in FHLB advances.  This FHLB advance prepayment was executed in response to the early payoff of the $15 million loan discussed above in order to manage the Bank’s interest rate risk profile within appropriate ranges.

Asset Quality

As a result of net recoveries during the third quarter of 2012, along with the consistent improvements in nonperforming loans and past due loans over the past several quarters, and continued shrinkage of the loan portfolio, a negative provision for loan losses of $1.25 million was recorded in the third quarter 2012.  Net recoveries for the third quarter 2012 were $341,000, compared to second quarter 2012 net charge-offs of $521,000 and third quarter 2011 net charge-offs of $1.4 million.  Total loans past due on payments by 30 days or more amounted to $5.7 million at September 30, 2012, down from $6.9 million at June 30, 2012, $13.1 million at December 31, 2011 and $20.7 million at September 30, 2011.

The allowance for loan losses of $26.3 million was 2.58 percent of total loans at September 30, 2012, compared to 2.62 percent of total loans at June 30, 2012, 2.95 percent at December 31, 2011 and 3.22 percent of total loans at September 30, 2011.  While this overall loan coverage ratio declined, the coverage ratio of allowance for loan losses to nonperforming loans continued to significantly improve, well exceeding 1-to-1 coverage at 151.31 percent at September 30, 2012, compared to 143.97 percent at June 30, 2012, 109.31 percent at December 31, 2011 and 99.47 percent at September 30, 2011.  This ratio was at its highest level since March 2006.

At September 30, 2012, the Company’s nonperforming loans were $17.4 million, representing 1.70 percent of total loans, the lowest level since the second quarter of 2007.  This compares to $18.9 million (1.82 percent of total loans) at June 30, 2012, $28.9 million (2.70 percent of total loans) at December 31, 2011 and $35.0 million (3.24 percent of total loans) at September 30, 2011.  Other real estate owned decreased to $57.8 million compared to $66.4 million at December 31, 2011 and decreased $8.7 million from $66.5 million at September 30, 2011.  These balances have remained high over these periods but have decreased since peaking at the end of the third quarter of 2011.  Total nonperforming assets, including other real estate owned and nonperforming loans, have decreased by $26.4 million, or 26 percent, from September 30, 2011 to September 30, 2012.

-- more –

Macatawa Bank Corporation 3Q Results / page 3 of 4

A break-down of non-performing loans is shown in the table below.

Dollars in 000s	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011

Commercial Real Estate	$9,046	$11,117	$12,357	$16,940	$23,107
Commercial and Industrial	7,206	6,173	9,188	9,560	9,875
Total Commercial Loans	16,252	17,290	21,545	26,500	32,982
Residential Mortgage Loans	771	978	1,503	1,888	1,373
Consumer Loans	339	611	446	558	671
Total Non-Performing Loans	$17,362	$18,879	$23,494	$28,946	$35,026

Residential Developer Loans (a)	$5,183	$5,830	$8,172	$8,513	$13,289

(a)	Represents the amount of loans to residential developers secured by single family residential property which is included in non-performing commercial loans secured by real estate.

Total non-performing assets were $75.1 million, or 4.95 percent of total assets, at September 30, 2012.  A break-down of non-performing assets is shown in the table below.

Dollars in 000s	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011

Non-Performing Loans	$17,362	$18,879	$23,494	$28,946	$35,026
Other Repossessed Assets	4	0	9	0	26
Other Real Estate Owned	57,778	62,046	66,236	66,438	66,484
Total Non-Performing Assets	$75,144	$80,925	$89,739	$95,384	$101,536

Balance Sheet, Liquidity and Capital

Total assets were $1,517.1 million at September 30, 2012, an increase of $9.4 million from $1,507.7 million at December 31, 2011.  Total loans were $1,019.2 million at September 30, 2012, down $51.8 million from $1,071.0 million at December 31, 2011.

Commercial loans decreased by $61.1 million during the first nine months of 2012, partially offset by increases of $9.3 million in our residential mortgage and consumer loan portfolios.  The commercial real estate portfolio was reduced by $52.8 million during the nine months ended September 30, 2012 as the Company continued its efforts to reduce exposure in these segments.  Commercial and industrial loans decreased by $8.2 million during the same period.

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011

Construction and Development	$95,322	$99,271	$101,355	$90,191	$111,244
Other Commercial Real Estate	420,105	432,662	443,023	478,076	486,708
Commercial Loans Secured by Real Estate	515,427	531,933	544,378	568,267	597,952
Commercial and Industrial	218,839	221,628	228,768	227,051	221,619
Total Commercial Loans	$734,266	$753,561	$773,146	$795,318	$819,571

Residential Developer Loans (a)	$51,653	$56,756	$61,200	$66,331	$76,772

(a)	Represents the amount of loans to residential developers secured by single family residential property which is included in commercial loans secured by real estate.

-- more –

Macatawa Bank Corporation 3Q Results / page 4 of 4

Total deposits increased to $1,244.7 million at September 30, 2012, up $29.5 million from $1,215.3 million at December 31, 2011.  Balances in checking, savings and money market accounts grew by over 18% on an annualized basis during the third quarter of 2012.  The Bank continues to be successful at attracting and retaining core deposit customers.  Customer deposit accounts remain fully insured to the highest levels available under FDIC deposit insurance.

The Bank’s capital ratios continued to improve in the third quarter 2012.  At September 30, 2012, all of the regulatory capital ratios for Macatawa Bank were maintained at levels comfortably above those required to be categorized as “well capitalized” under applicable regulatory capital guidelines.  Further, the Company and the Bank’s risk based regulatory capital ratios at September 30, 2012 were at their highest levels in Company history.  The Bank was categorized as “well capitalized” at September 30, 2012.

About Macatawa Bank

Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank.  Through its banking subsidiary, the Company offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 26 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County.  Services include commercial, consumer and real estate financing, business and personal deposit services, ATM’s and Internet banking services, trust and employee benefit plan services, and various investment services.  The Company emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

“CAUTIONARY STATEMENT:  This press release contains forward-looking statements that are based on management’s current beliefs, expectations, assumptions, estimates, plans and intentions.  Forward-looking statements are identifiable by words or phrases such as “will,” “trend,” “continue,” “focus,” “positioned,” “strategy,” “efforts” and other similar words or phrases.  Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These statements include, among others, statements related to trends in our credit quality metrics and financial performance, the impact of change in perception of the Bank among our customers and in the community, future levels of profitability, our ability to produce consistent core earnings, and our ability to reduce other real estate owned to an acceptable level.  All statements with references to future time periods are forward-looking.  Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including goodwill, mortgage servicing rights and deferred tax assets) and other-real-estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to sell other-real-estate owned at its carrying value or at all, successfully implement new programs and initiatives, increase efficiencies, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, and improve profitability is not entirely within our control and is not assured.  The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extend, likelihood and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in “Item 1A - Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2011.  These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

-- more –

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

(Dollars in thousands except per share information)
	Three Months Ended		Nine Months Ended
	September 30	September 30	September 30	September 30
EARNINGS SUMMARY	2012	2011	2012	2011
Total interest income	$16,269	$14,900	$44,267	$46,243
Total interest expense	2,377	3,399	7,773	11,362
Net interest income	13,892	11,501	36,494	34,881
Provision for loan losses	(1,250)	(1,250)	(6,600)	(4,700)
Net interest income after provision for loan losses	15,142	12,751	43,094	39,581

NON-INTEREST INCOME
Deposit service charges	810	889	2,381	2,806
Net gains on mortgage loans	940	697	2,192	1,393
Trust fees	595	644	1,802	1,915
Other	1,761	1,697	5,442	5,107
Total non-interest income	4,106	3,927	11,817	11,221

NON-INTEREST EXPENSE
Salaries and benefits	5,621	5,668	17,065	16,615
Occupancy	948	961	2,860	2,961
Furniture and equipment	806	812	2,491	2,458
FDIC assessment	504	842	1,692	2,660
Administration and disposition of problem assets	1,724	4,485	7,973	12,660
Other	2,785	2,858	8,299	8,705
Total non-interest expense	12,388	15,626	40,380	46,059
Income (loss) before income tax	6,860	1,052	14,531	4,743
Income tax expense (benefit)	275	-	275	-

Net income (loss)	$6,585	$1,052	$14,256	$4,743
Dividends declared on preferred shares	-	-	-	-
Net income (loss) available to common shares	$6,585	$1,052	$14,256	$4,743

Basic earnings per common share	$0.24	$0.04	$0.53	$0.22
Diluted earnings per common share	$0.24	$0.04	$0.53	$0.22
Return on average assets	1.74%	0.27%	1.26%	0.93%
Return on average equity	25.18%	4.52%	18.92%	18.18%
Net interest margin	4.02%	3.25%	3.56%	3.29%
Efficiency ratio	68.83%	101.28%	83.58%	99.91%

BALANCE SHEET DATA	September 30	December 31	September 30
Assets	2012	2011	2011
Cash and due from banks	$22,398	$30,971	$22,878
Federal funds sold and other short-term investments	211,853	212,071	230,681
Securities available for sale	116,128	54,746	41,987
Securities held to maturity	4,300	300	-
Federal Home Loan Bank Stock	11,236	11,236	11,236
Loans held for sale	11,063	1,026	5,356
Total loans	1,019,185	1,070,975	1,082,512
Less allowance for loan loss	26,271	31,641	34,842
Net loans	992,914	1,039,334	1,047,670
Premises and equipment, net	54,057	55,358	55,597
Acquisition intangibles	-	64	127
Bank-owned life insurance	26,614	25,957	25,725
Other real estate owned	57,778	66,438	66,484
Other assets	8,776	10,166	8,360

Total Assets	$1,517,117	$1,507,667	$1,516,101

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$348,120	$324,253	$319,491
Interest-bearing deposits	896,628	891,036	881,067
Total deposits	1,244,748	1,215,289	1,200,558
Other borrowed funds	91,822	148,603	173,603
Surbordinated debt	1,650	1,650	1,650
Long-term debt	41,238	41,238	41,238
Other liabilities	28,228	6,461	5,723
Total Liabilities	1,407,686	1,413,241	1,422,772

Shareholders' equity	109,431	94,426	93,329

Total Liabilities and Shareholders' Equity	$1,517,117	$1,507,667	$1,516,101

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)

(Dollars in thousands except per share information)
	Quarterly					Year to Date

	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
	2012	2012	2012	2011	2011	2012	2011
EARNINGS SUMMARY
Net interest income	$ 13,892	$ 11,322	$ 11,281	$ 11,419	$ 11,501	$ 36,494	$ 34,881
Provision for loan losses	(1,250)	(1,750)	(3,600)	-	(1,250)	(6,600)	(4,700)
Total non-interest income	4,106	4,000	3,711	3,670	3,927	11,817	11,221
Total non-interest expense	12,388	13,886	14,107	14,004	15,626	40,380	46,059
Federal income tax expense (benefit)	275	-	-	-	-	275	-
Net income (loss)	6,585	3,186	4,485	1,085	1,052	14,256	4,743
Dividends declared on preferred shares	-	-	-	-	-	-	-
Net income (loss) available to common shares	$ 6,585	$ 3,186	$ 4,485	$ 1,085	$ 1,052	$ 14,256	$ 4,743

Basic earnings per common share	$ 0.24	$ 0.12	$ 0.17	$ 0.04	$ 0.04	$ 0.53	$ 0.22
Diluted earnings per common share	$ 0.24	$ 0.12	$ 0.17	$ 0.04	$ 0.04	$ 0.53	$ 0.22

MARKET DATA
Book value per common share	$ 2.82	$ 2.56	$ 2.43	$ 2.26	$ 2.22	$ 2.82	$ 2.22
Tangible book value per common share	$ 2.82	$ 2.56	$ 2.43	$ 2.26	$ 2.22	$ 2.82	$ 2.22
Market value per common share	$ 3.09	$ 3.41	$ 3.47	$ 2.28	$ 2.70	$ 3.09	$ 2.70
Average basic common shares	27,082,825	27,082,825	27,082,825	27,082,834	27,082,823	27,082,825	21,276,467
Average diluted common shares	27,082,825	27,082,825	27,082,825	27,082,834	27,082,823	27,082,825	21,276,467
Period end common shares	27,082,825	27,082,825	27,082,825	27,082,823	27,082,823	27,082,825	27,082,823

PERFORMANCE RATIOS
Return on average assets	1.74%	0.85%	1.20%	0.29%	0.27%	1.26%	0.93%
Return on average equity	25.18%	12.59%	18.78%	4.61%	4.52%	18.92%	18.18%
Net interest margin (fully taxable equivalent)	4.02%	3.32%	3.32%	3.28%	3.25%	3.56%	3.29%
Efficiency ratio	68.83%	90.63%	94.10%	92.81%	101.28%	83.58%	99.91%
Full-time equivalent employees (period end)	364	373	382	392	396	364	396

ASSET QUALITY
Gross charge-offs	$ 615	$ 899	$ 3,497	$ 4,196	$ 3,693	$ 5,011	$ 12,255
Net charge-offs	$ (341)	$ 521	$ (1,410)	$ 3,201	$ 1,385	$ (1,230)	$ 7,884
Net charge-offs to average loans (annualized)	-0.13%	0.20%	-0.53%	1.19%	0.51%	-0.16%	0.92%
Nonperforming loans	$ 17,362	$ 18,879	$ 23,494	$ 28,946	$ 35,026	$ 17,362	$ 35,026
Other real estate and repossessed assets	$ 57,782	$ 62,046	$ 66,245	$ 66,438	$ 66,510	$ 57,782	$ 66,510
Nonperforming loans to total loans	1.70%	1.82%	2.22%	2.70%	3.24%	1.70%	3.24%
Nonperforming assets to total assets	4.95%	5.33%	5.97%	6.33%	6.70%	4.95%	6.70%
Allowance for loan losses	$ 26,271	$ 27,180	$ 29,451	$ 31,641	$ 34,842	$ 26,271	$ 34,842
Allowance for loan losses to total loans	2.58%	2.62%	2.78%	2.95%	3.22%	2.58%	3.22%
Allowance for loan losses to nonperforming loans	151.31%	143.97%	125.36%	109.31%	99.47%	151.31%	99.47%

CAPITAL & LIQUIDITY
Average equity to average assets	6.90%	6.73%	6.38%	6.21%	6.08%	6.67%	5.09%
Tier 1 capital to average assets (Consolidated)	9.53%	9.00%	8.75%	8.25%	8.07%	9.53%	8.07%
Total capital to risk-weighted assets (Consolidated)	14.91%	14.18%	13.66%	13.15%	12.92%	14.91%	12.92%
Tier 1 capital to average assets (Bank)	9.50%	9.09%	8.87%	8.43%	8.23%	9.50%	8.23%
Total capital to risk-weighted assets (Bank)	14.35%	13.57%	13.02%	12.46%	12.19%	14.35%	12.19%

END OF PERIOD BALANCES
Total portfolio loans	$ 1,019,185	$ 1,036,965	$ 1,059,935	$ 1,070,975	$ 1,082,512	$ 1,019,185	$ 1,082,512
Earning assets	1,368,615	1,364,592	1,349,078	1,349,556	1,371,062	1,368,615	1,371,062
Total assets	1,517,117	1,520,335	1,502,994	1,507,667	1,516,101	1,517,117	1,516,101
Deposits	1,244,748	1,235,517	1,214,471	1,215,289	1,200,558	1,244,748	1,200,558
Total shareholders' equity	109,431	102,399	98,887	94,426	93,329	109,431	93,329

AVERAGE BALANCES
Total portfolio loans	$ 1,028,199	$ 1,047,248	$ 1,064,158	$ 1,074,574	$ 1,087,849	$ 1,046,468	$ 1,136,455
Earning assets	1,367,166	1,356,054	1,350,282	1,371,149	1,388,236	1,357,868	1,400,282
Total assets	1,516,374	1,505,217	1,498,015	1,515,570	1,531,695	1,506,571	1,536,870
Deposits	1,245,112	1,222,837	1,205,283	1,201,848	1,215,138	1,224,486	1,231,659
Total shareholders' equity	104,609	101,236	95,524	94,164	93,090	100,472	78,278